Exhibit 3.12

LTC PROPERTIES, INC.

ARTICLES OF AMENDMENT

LTC PROPERTIES, INC., a Maryland corporation (the “Corporation”) hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST:  The Charter of the Corporation (the “Charter”) is hereby amended by deleting Section 7.1 of existing Article SEVENTH in its entirety and substituting in lieu thereof a new Section 7.1 to read as follows:

7.1           The total number of shares of stock of all classes which the Corporation has authority to issue is Sixty Million (60,000,000) shares, each share having a par value of $.01, of which Forty-Five Million (45,000,000) shares shall be Common Stock (or shares of one or more classes of “Excess Common Shares” as provided in Section 9.3 hereof), and Fifteen Million (15,000,000) shares shall be Preferred Stock (or shares of one or more classes of “Excess Preferred Shares” as provided in Section 9.3).  The Board of Directors may issue the preferred stock in one or more series consisting of such numbers of shares and having such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of stock as the Board of Directors may from time to time determine when designating such series.

SECOND:  The amendment of the Charter of the Corporation as set forth above has been duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

THIRD:  Immediately prior to the amendment contained in these Articles of Amendment, the total number of shares of stock of all classes which the Corporation had authority to issue was Fifty Million (50,000,000), consisting of Thirty-Five Million (35,000,000) shares of Common Stock and Fifteen Million (15,000,000) shares of Preferred Stock, and the aggregate par value of all such authorized shares of stock having par value was Five Hundred Thousand Dollars ($500,000).

FOURTH:  Immediately following the amendment contained in these Articles of Amendment, the total number of shares of stock of all classes which the Corporation has authority to issue is Sixty-Five Million (65,000,000), consisting of Forty-Five Million (45,000,000) shares of Common Stock and Fifteen Million (15,000,000) shares of Preferred Stock, and the aggregate par value of all such authorized shares of stock having par value is Six Hundred Fifty Thousand Dollars ($650,000).

FIFTH:  The information required by Section 2-607(b)(2)(i) of the Maryland General Corporation Law was not changed by the Amendment contained in these Articles of Amendment.

SIXTH:  The undersigned Chairman of the Board of Directors acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters and facts required to be verified under oath, the undersigned Chairman of the Board of Directors acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board of Directors and attested to by its Secretary on this 21st day of May, 2004.

ATTEST:	LTC PROPERTIES, INC.

/s/ Alex J. Chavez	By:	/s/ Wendy L. Simpson
Name: Alex Chavez		Name: Wendy L. Simpson
Title: Secretary		Title: Vice-Chairman of the Board of Directors